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                                                                 Exhibit 4.9

                               FIRST AMENDMENT TO
                     FIRST AMENDED AND RESTATED AGREEMENT OF
                   1994 EMPLOYEE STOCK AND UNIT OPTION PLAN OF
                    CHARLES E. SMITH RESIDENTIAL REALTY, INC.



         THIS FIRST AMENDMENT TO FIRST AMENDED AND RESTATED AGREEMENT OF 1994 EMPLOYEE STOCK AND UNIT OPTION PLAN, dated as of May 7, 1998, is entered into by and among Charles E. Smith Residential Realty, Inc., a Maryland corporation, for itself and as general partner of Charles E. Smith Residential Realty L.P. (together the "Company"), and Smith Property Management, Inc., Consolidated Engineering Services, Inc., and Smith Management Construction, Inc. (collectively the "Operating Subsidiaries").

         WHEREAS, the 1994 Employee Stock and Unit Option Plan (the "Plan") was approved by the Board of Directors of Charles E. Smith Residential Realty, Inc., for itself and as a general partner of the Charles E. Smith Residential Realty L.P., by unanimous written consents dated May 25, 1994, June 13, 1994, June 22, 1994, and June 23, 1994, and at a meeting held on July 26, 1994, by the shareholders of Charles E. Smith Residential Realty, Inc., by unanimous written consents dated June 17, 1994, June 22, 1994, and June 23, 1994, and by the partners of Charles E. Smith Residential Realty L.P. by unanimous written consents dated June 17, 1994, and June 23, 1994, and the Plan, together with the 1994 Employee Restricted Stock and Restricted Unit Plan and Directors Stock Option Plan, was incorporated in a filing on Form S-8 with the Securities and Exchange Commission (the "SEC"), which became effective on August 8, 1994;

         WHEREAS, the Board of Directors of the Company duly adopted and approved the First Amended and Restated 1994 Employee Stock and Unit Option Plan on November 8, 1994, which was incorporated in a filing on Form 10-K for the year ended December 31, 1994 and filed with the SEC on March 31, 1995;

         WHEREAS, the Company and its stockholders did adopt the Plan for the benefit of their employees and the employees of Smith Realty Company (formerly Smith Property Management, Inc.), Consolidated Engineering Services, Inc., and Smith Management Construction, Inc.;

         WHEREAS, the Board of Directors believes that it would be in the best interests of the Company to increase the number of available option grants to permit the continuation of this incentive program and to accommodate newly-hired employees, while adhering to the guideline that the number of permitted option grants be limited to approximately 10% of the outstanding securities of the Company;

         WHEREAS, the Board of Directors of the Company did, at its regular meeting on January 27, 1998, approve a resolution increasing the number of shares or Units available under the Plan, and submitted such proposal to the shareholders of the Company for consideration at the 1998 Annual Meeting of the Company; and


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         WHEREAS, the shareholders of the Company did, at their Annual Meeting held on May 7, 1998, approve a resolution to increase the number of shares or Units available for grant under the Plan by 1,400,000, to a total of 3,150,000 shares or Units.

         NOW, THEREFORE, in consideration of the premises herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby amend the Plan, as follows:

         1. Section 4 of the Plan is hereby amended and restated in its entirety as follows:

              "The shares of Stock that may be issued pursuant to Incentive Awards may be (i) issued and outstanding shares of Stock or Units, (ii) treasury shares of Stock or Units (to the extent permitted by applicable law), or (iii) authorized but unissued shares. The number of shares of Stock and Units that may be issued pursuant to Incentive Awards under the Plan shall not exceed a combined 3,150,000 shares of Stock and Units. The Board of Directors of the Company shall determine how many shares of Stock and Units may be issued pursuant to Incentive Awards to employees of Operating Subsidiaries. If any Incentive Award expires, terminates, or is terminated or canceled for any reason prior to exercise or vesting in full, the shares or Units that were subject to the unexercised, forfeited, or terminated portion of such Incentive Award shall be available immediately for future grants by the Granting Employer with respect thereto (subject to Section 12 hereof) of Incentive Awards under the Plan."

         2. All capitalized terms used in this First Amendment and not otherwise defined shall have the meanings assigned to them in the Plan. Except as modified herein, all terms and conditions of the Plan shall remain in full force and effect, which terms and conditions the parties hereto ratify and affirm.

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         IN WITNESS WHEREOF, the undersigned have executed this FIRST AMENDMENT
TO FIRST AMENDED AND RESTATED AGREEMENT OF 1994 EMPLOYEE STOCK AND UNIT OPTION PLAN as of the date first above written.


                   CHARLES E. SMITH RESIDENTIAL REALTY, INC., for itself and as general partner of Charles E. Smith Residential Realty L.P.


                   BY: /s/ Ernest A. Gerardi, Jr.
                      ----------------------------------
                       Ernest A. Gerardi, Jr., President


This First Amendment to the Plan was duly adopted and approved by the Board of Directors of the Company on the 27th day of January, 1998, and by the shareholders of the Company at the Annual Meeting held on the 7th day of May, 1998.

                      /s/ Robert D. Zimet
                      --------------------------------
                      Robert D. Zimet
                      Secretary of the Company


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